Investor Contact:	David Morimoto	Media Contact:	Wayne Kirihara
	SVP & Treasurer		SVP - Corporate Communications
	(808) 544-3627		(808) 544-3687
	david.morimoto@centralpacificbank.com		wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. REPORTS $10.2 MILLION
THIRD QUARTER EARNINGS

HONOLULU, HI, October 30, 2013 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank (the “Bank”), today reported net income for the third quarter of 2013 of $10.2 million, or $0.24 per diluted share, compared to net income in the third quarter of 2012 of $10.7 million, or $0.26 per diluted share, and net income in the second quarter of 2013 of $14.3 million, or $0.34 per diluted share.

“We continue to realize solid earnings as we execute our strategic initiatives,” said John C. Dean, President and Chief Executive Officer. “We are pleased with the strong loan and deposit growth for the quarter, and continue to work on improving our operational efficiencies.”

The Company’s Board of Directors declared a quarterly cash dividend of $0.08 per share on the Company’s outstanding common shares. The dividend will be payable on December 16, 2013 to shareholders of record at the close of business on November 29, 2013. This represents our second consecutive quarterly cash dividend.

Significant Highlights and Third Quarter Results

▪	Reported eleventh consecutive profitable quarter since the Company’s recapitalization with net income of $10.2 million, compared to net income in the second quarter of 2013 of $14.3 million.

▪	Declared quarterly cash dividend of $0.08 per share on the Company’s outstanding common shares payable on December 16, 2013.

▪	Increased the loans and leases portfolio by $111.2 million to $2.48 billion at September 30, 2013, compared to $2.37 billion at June 30, 2013.

▪	Increased total deposits by $50.6 million to $3.91 billion at September 30, 2013, compared to $3.86 billion at June 30, 2013.

▪
For the tenth consecutive quarter, the Company did not incur credit costs. A credit to the provision for loan and lease losses of $3.2 million was recorded, compared to a credit of $0.2 million for the second quarter of 2013.

▪	Reduced nonperforming assets by $1.9 million to $59.0 million at September 30, 2013 from $60.9 million at June 30, 2013.

▪
The ALLL, as a percentage of total loans and leases, decreased to 3.43% at September 30, 2013, compared to 3.67% at June 30, 2013.  The Company’s ALLL, as a percentage of nonperforming assets, increased to 144.33% at September 30, 2013 from 143.05% at June 30, 2013 and the Company’s ALLL, as a percentage of nonaccrual loans, decreased to 159.94% at September 30, 2013 from 162.95% at June 30, 2013.

▪
Maintained a strong capital position with Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios of 21.30%, 22.58%, and 13.96%, respectively, as of September 30, 2013, compared to 21.55%, 22.83%, and 14.24%, respectively, as of June 30, 2013.  The Company’s capital ratios continue to be well in excess of the minimum levels required for a “well-capitalized” regulatory designation.

Earnings Highlights
Net interest income for the third quarter of 2013 was $33.8 million, compared to $29.6 million in the year-ago quarter and $33.2 million in the second quarter of 2013.  Net interest margin was 3.19%, compared to 3.02% in the year-ago quarter and 3.23% in the second quarter of 2013. The sequential quarter increase in net interest income was primarily due to an overall increase in the Company’s interest earning assets, including net increases of $115.4 million and $69.0 million in its average loan and investment securities portfolios, respectively, partially offset by lower recoveries of interest on loans previously placed on nonaccrual status of $1.1 million. The sequential quarter decrease in net interest margin was primarily attributable to lower yields earned on the loan portfolio due to lower recoveries of interest on loans previously placed on nonaccrual status.

The provision for loan and lease losses for the third quarter of 2013 was a credit of $3.2 million, compared to a credit of $5.0 million in the year-ago quarter and a credit of $0.2 million in the second quarter of 2013.  The credit to the provision for loan and lease losses was the result of continued improvement in the Company’s credit risk profile, as evidenced by the previously mentioned decrease in nonperforming assets and further reductions in the historical quarterly charge-off data used to calculate the ALLL.

Other operating income for the third quarter of 2013 totaled $11.9 million, compared to $17.0 million in the year-ago quarter and $17.8 million in the second quarter of 2013. The decrease from the year-ago quarter was primarily due to lower net gains on sales of residential mortgage loans of $3.2 million, lower rental income from foreclosed properties of $1.1 million, lower gains on sales of foreclosed assets of $0.8 million, and lower investment securities gains of $0.8 million, partially offset by higher unrealized gains on loans held for sale and interest rate locks of $0.5 million. The sequential quarter decrease was primarily due to lower net gains on sales of foreclosed assets of $7.4 million and lower net gains on sales of residential loans of $1.4 million, partially offset by higher unrealized gains on loans held for sale and interest rate locks of $1.9 million.

Other operating expense for the third quarter of 2013 totaled $36.5 million, compared to $40.9 million in the year-ago quarter and $35.0 million in the second quarter of 2013.  The decrease from the year-ago quarter was primarily due to net credit-related charges of $7.0 million (which include changes in the reserve for unfunded commitments, write-downs of loans held for sale and foreclosed asset expense), lower amortization of other intangible assets of $1.1 million, and lower legal and professional fees of $0.6 million, partially offset by higher salaries and employee benefits of $1.9 million, a premium paid on the repurchase of preferred stock of two subsidiaries of $1.9 million, and a lower credit for repurchased residential mortgage loans of $0.9 million. The sequential quarter increase was primarily attributable to the aforementioned premium paid on the repurchase of preferred stock of two subsidiaries of $1.9 million, higher salaries and employee benefits of $0.9 million, and higher net credit-related charges of $0.5 million, partially offset by a lower provision for repurchased residential mortgage loans of $1.3 million and lower amortization of other intangible assets of $0.5 million. The increase in salaries and employee benefits in the current quarter was due to severance, early retirement and retention benefits totaling $1.3 million, which were related to an efficiency initiative that included a voluntary early retirement program and a reduction of select positions. There will be additional expenses related to this initiative in the fourth quarter of 2013 and in 2014, as some employees must render service through dates extending into 2014 as a condition to receiving their benefits.

The efficiency ratio for the third quarter of 2013 was 78.02% (excluding amortization expense related to certain intangible assets totaling $0.7 million, net gains on sales of foreclosed assets of $0.3 million, and foreclosed asset income of $12,000), compared to 78.51% in the year-ago quarter (excluding foreclosed asset expense of $4.0 million, net gains on sales of foreclosed assets of $1.1 million, write downs of loans held for sale of $0.8 million, gains on sales of investment securities of $0.8 million, and amortization expense related to certain intangible assets totaling $0.7 million) and 76.68% in the second quarter of 2013 (excluding net gains on sales of foreclosed assets of $7.7 million, foreclosed asset expense of $0.7 million, and amortization expense related to certain intangible assets totaling $0.7 million).

In the third quarter of 2013, the Company recorded income tax expense of $2.2 million, compared to income tax expense of $1.9 million in the second quarter of 2013. As of September 30, 2013, the Company’s net deferred tax assets totaled $139.3 million.

Balance Sheet Highlights
Total assets at September 30, 2013 of $4.74 billion increased by $434.9 million and $37.7 million from September 30, 2012 and June 30, 2013, respectively.

Total loans and leases at September 30, 2013 of $2.48 billion increased by $374.2 million and $111.2 million from September 30, 2012 and June 30, 2013, respectively.  The increase in total loans and leases from the second quarter of 2013 was due to an increase in the residential mortgage, commercial, and consumer loan portfolios of $62.1 million, $51.8 million, and $27.6 million, respectively, offset by a decrease in the commercial mortgage loan, construction and development loan and leases portfolios of $23.1 million, $6.3 million, and $0.9 million, respectively.

Total deposits at September 30, 2013 were $3.91 billion, and increased by $284.7 million and $50.6 million from September 30, 2012 and June 30, 2013, respectively.  Core deposits, which include demand deposits, savings and money market deposits, and time deposits less than $100,000, totaled $3.10 billion at September 30, 2013.  This represents an increase of $160.9 million from a year ago and an increase of $59.7 million from June 30, 2013.  Changes in total deposits during the quarter included an increase in savings and money market deposits, interest-bearing demand deposits, and non-interest bearing demand deposits of $31.8 million, $18.7 million, and $17.6 million, respectively, offset by a decrease in time deposits of $17.5 million.

Total shareholders’ equity was $653.5 million at September 30, 2013, compared to $501.0 million and $642.0 million at September 30, 2012 and June 30, 2013, respectively.

Asset Quality
Nonperforming assets at September 30, 2013 totaled $59.0 million, or 1.24% of total assets, compared to $60.9 million, or 1.29% of total assets at June 30, 2013.  The sequential-quarter change reflects net decreases in Hawaii residential mortgage assets of $2.1 million, Hawaii construction and development assets of $1.0 million, Hawaii commercial assets of $0.3 million, and Mainland commercial mortgage assets of $0.1 million, partially offset by a net increase in Hawaii commercial mortgage assets of $1.6 million.

Loans delinquent for 90 days or more still accruing interest totaled $37,000 at September 30, 2013, compared to $17,000 at June 30, 2013.  In addition, loans delinquent for 30 days or more still accruing interest totaled $3.7 million at September 30, 2013, compared to $1.5 million at June 30, 2013.

Net recoveries in the third quarter of 2013 totaled $1.3 million, compared to net charge-offs of $1.9 million in the third quarter of 2012, and net recoveries of $0.5 million in the  second quarter of 2013.

The ALLL, as a percentage of total loans and leases, was 3.43% at September 30, 2013, compared to 3.67% at June 30, 2013.  The ALLL, as a percentage of nonperforming assets, was 144.33% at September 30, 2013, compared to 143.05% at June 30, 2013.  The ALLL, as a percentage of nonaccrual loans, was 159.94% at September 30, 2013, compared to 162.95% at June 30, 2013.

Capital Levels
At September 30, 2013, the Company’s Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios were 21.30%, 22.58%, and 13.96%, respectively, compared to 21.55%, 22.83%, and 14.24%, respectively, at June 30, 2013.  The Company’s capital ratios continue to exceed the levels required to be considered a “well-capitalized” institution for regulatory purposes.

Non-GAAP Financial Measures
This press release contains certain references to financial measures that have been adjusted to exclude certain expenses and other specified items.  These financial measures differ from comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in that they exclude unusual or non-recurring charges, losses, credits or gains.  This press release identifies the specific items excluded from the comparable GAAP financial measure in the calculation of each non-GAAP financial measure.    Management believes that financial presentations excluding the impact of these items provide useful supplemental information that is important to a proper understanding of the Company’s core business results by investors.  These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies.

Conference Call
The Company’s management will host a conference call today at 1:00 p.m. Eastern Time (7:00 a.m. Hawaii Time) to discuss the quarterly results.  Individuals are encouraged to listen to the live webcast of the presentation by visiting the investor relations page of the Company's website at http://investor.centralpacificbank.com.  Alternatively, investors may participate in the live call by dialing 1-888-317-6016.  A playback of the call will be available through December 2, 2013 by dialing 1-877-344-7529 (passcode: 10035664) and on the Company's website.

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is a Hawaii-based bank holding company with approximately $4.7 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 35 branches and 112 ATMs in the state of Hawaii, as of September 30, 2013.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

 **********
Forward-Looking Statements
This document may contain forward-looking statements concerning projections of revenues, income/loss, earnings/loss per share, capital expenditures, dividends, capital structure, or other financial items, plans and objectives of management for future operations, future economic performance, or any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes,” “plans,” “expects,” “anticipates,” “forecasts,” “intends,” “hopes,” “should,” “estimates,” or words of similar meaning.  While the Company believes that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to:  the effect of, and our failure to comply with any regulatory orders we are or may become subject to; our ability to continue making progress on our recovery plan; oversupply of inventory and adverse conditions in the Hawaii and California real estate markets and any weakness in the construction industry;  adverse changes in the financial performance and/or condition of our borrowers and, as a result, increased loan delinquency rates,  deterioration in asset quality and further losses in our loan portfolio; the impact of local, national, and international economies and events (including political events, acts of war or terrorism, natural disasters such as wildfires, tsunamis and earthquakes) on the Company’s business and operations and on tourism, the military and other major industries operating within the Hawaii market and any other markets in which the Company does business; deterioration or malaise in economic conditions, including destabilizing factors in the financial industry and deterioration of the real estate market, as well as the impact from any declining levels of consumer and business confidence in the state of the economy in general and in financial institutions in particular;  the impact of regulatory action on the Company and Central Pacific Bank and legislation affecting the banking industry; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, other regulatory reform, and any related rules and regulations on our business operations and competitiveness; the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews;  the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, securities market and monetary fluctuations;  negative trends in our market capitalization and adverse changes in the price of the Company’s common shares; changes in consumer spending, borrowings and savings habits; technological changes; changes in the competitive environment among financial holding companies and other financial service providers; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; our ability to attract and retain skilled executives and employees; changes in our organization, compensation and benefit plans; and our success at managing the risks involved in the foregoing items. For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K for the last fiscal year and, in particular, the discussion of “Risk Factors” set forth therein. The Company does not update any of its forward-looking statements except as required by law.

#####

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - September 30, 2013
(Unaudited)

(in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2013	2012		2013	2012
INCOME STATEMENT
Net income	$10,204	$10,721		$161,780	$35,011
Per common share data:
Basic earnings per share	0.24	0.26		3.86	0.84
Diluted earnings per share	0.24	0.26		3.83	0.83
Cash dividends declared	0.08	-		0.08	-

PERFORMANCE RATIOS
Return on average assets (1)	0.87%	1.00%		4.73%	1.12%
Return on average shareholders' equity (1)	6.34	8.73		35.51	9.81
Net income to average tangible shareholders' equity (1)	6.48	9.04		36.37	10.19
Efficiency ratio (2)	78.02	78.51		75.85	77.98
Net interest margin (1)	3.19	3.02		3.16	3.14

				September 30,
REGULATORY CAPITAL RATIOS				2013	2012
Central Pacific Financial Corp.
Tier 1 risk-based capital				21.30%	23.34%
Total risk-based capital				22.58	24.63
Leverage capital				13.96	14.06

Central Pacific Bank
Tier 1 risk-based capital				20.12%	22.20%
Total risk-based capital				21.39	23.49
Leverage capital				13.13	13.39

				September 30,		%
				2013	2012	Change
BALANCE SHEET
Total assets				$4,744,483	$4,309,618	10.1%
Loans and leases				2,484,318	2,110,163	17.7
Net loans and leases				2,399,090	2,013,235	19.2
Deposits				3,906,264	3,621,590	7.9
Total shareholders' equity				653,476	501,042	30.4
Book value per common share				15.53	11.97	29.7
Tangible book value per common share				15.21	11.59	31.2
Market value per common share				17.70	14.30	23.8
Tangible common equity ratio (3)				13.53%	11.30%	19.8

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
(in thousands, except per share data)	2013	2012	Change	2013	2012	Change

SELECTED AVERAGE BALANCES
Total assets	$4,671,536	$4,270,497	9.4%	$4,564,965	$4,178,984	9.2%
Interest-earning assets	4,286,152	3,949,697	8.5	4,190,119	3,870,034	8.3
Loans and leases, including loans held for sale	2,439,459	2,132,775	14.4	2,341,500	2,116,636	10.6
Other real estate	6,980	49,474	(85.9)	8,643	53,031	(83.7)
Deposits	3,856,574	3,592,165	7.4	3,763,087	3,510,884	7.2
Interest-bearing liabilities	3,112,081	2,911,709	6.9	3,030,927	2,864,758	5.8
Total shareholders' equity	643,874	491,011	31.1	607,525	475,924	27.7

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - September 30, 2013
(Unaudited)

						September 30,		%
						2013	2012	Change
NONPERFORMING ASSETS
Nonaccrual loans (including loans held for sale)						$53,288	$92,931	(42.7	) %
Other real estate						5,761	47,378	(87.8)
Total nonperforming assets						59,049	140,309	(57.9)
Loans delinquent for 90 days or more (still accruing interest)						37	539	(93.1)
Restructured loans (still accruing interest)						27,805	24,869	11.8
Total nonperforming assets, loans delinquent for 90 days or more (still
accruing interest) and restructured loans (still accruing interest)						$86,891	$165,717	(47.6)

	Three Months Ended					Nine Months Ended
	September 30,			%		September 30,		%
	2013		2012	Change		2013	2012	Change

Loan charge-offs	$892		$3,444	(74.1	) %	$8,113	$13,331	(39.1	) %
Recoveries	2,204		1,540	43.1		6,905	4,768	44.8
Net loan charge-offs (recoveries)	$(1,312)		$1,904	(168.9)		$1,208	$8,563	(85.9)
Net loan charge-offs (recoveries) to average loans (1)	(0.22	) %	0.36%			0.07%	0.54%

	September 30,
	2013	2012
ASSET QUALITY RATIOS
Nonaccrual loans (including loans held for sale) to total loans and leases and loans held for sale	2.13%	4.35%
Nonperforming assets to total assets	1.24	3.26
Nonperforming assets, loans delinquent for 90 days or more (still accruing interest) and restructured
loans (still accruing interest) to total loans and leases, loans held for sale & other real estate	3.47	7.60
Allowance for loan and lease losses to total loans and leases	3.43	4.59
Allowance for loan and lease losses to nonaccrual loans (including loans held for sale)	159.94	104.30
Allowance for loan and lease losses to nonperforming assets	144.33	69.08

(1) Annualized

(2)
The efficiency ratio is a non-GAAP financial measure which should be read and used in conjunction with the Company's GAAP financial information. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. Our efficiency ratio is derived by dividing other operating expense (excluding amortization, impairment and write-down of intangible assets, goodwill, loans held for sale and foreclosed assets, loss on early extinguishment of debt, loss on investment transaction and loss on sale of commercial real estate loans) by net operating revenue (net interest income on a taxable equivalent basis plus other operating income before securities transactions and gains on sale of foreclosed assets). See Reconciliation of Non-GAAP Financial Measures.

(3)
The tangible common equity ratio is a non-GAAP financial measure which should be read and used in conjunction with the Company's GAAP financial information. Comparison of our tangible common equity ratio with those of other companies may not be possible because other companies may calculate the tangible common equity ratio differently. Our tangible common equity ratio is derived by dividing common shareholders' equity, less intangible assets (excluding mortgage servicing rights (MSRs)) by total assets, less intangible assets (excluding MSRs).

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended
(Dollars in thousands, except per share data)	September 30, 2013	June 30, 2013	September 30, 2012

Efficiency Ratio
Total other operating expenses	$36,512	$35,000	$40,859
Less:
Amortization of other intangible assets	669	668	668
Foreclosed asset expense	(12)	705	3,972
Write down of assets	-	-	827
Adjusted other operating expenses	$35,855	$33,627	$35,392

Net interest income (tax equivalent)	$34,305	$33,733	$29,939
Total other operating income	11,930	17,812	17,038
Less:
Net gains on sales of foreclosed assets	276	7,694	1,109
Net gains on sales of investment securities	-	-	789
Adjusted other operating income	$45,959	$43,851	$45,079

Efficiency ratio	78.02%	76.68%	78.51%

	September 30, 2013	September 30, 2012
Tangible Common Equity Ratio
Total shareholders' equity	$653,476	$501,042
Less: Other intangible assets	(13,372)	(16,047)
Tangible common equity	$640,104	$484,995

Total assets	$4,744,483	$4,309,618
Less: Other intangible assets	(13,372)	(16,047)
Tangible assets	$4,731,111	$4,293,571

Tangible common equity / Tangible assets	13.53%	11.30%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	June 30,	September 30,
(In thousands, except share data)	2013	2013	2012

ASSETS
Cash and due from banks	$59,400	$57,477	$61,078
Interest-bearing deposits in other banks	37,499	79,697	159,595
Investment securities:
Available for sale	1,501,948	1,510,861	1,499,546
Held to maturity (fair value of $245,519 at September 30, 2013,
$245,450 at June 30, 2013 and $165,012 at September 30, 2012)	255,663	254,981	163,733
Total investment securities	1,757,611	1,765,842	1,663,279

Loans held for sale	12,437	14,674	24,080
Loans and leases	2,484,318	2,373,077	2,110,163
Less allowance for loan and lease losses	85,228	87,105	96,928
Net loans and leases	2,399,090	2,285,972	2,013,235

Premises and equipment, net	48,151	48,807	49,424
Accrued interest receivable	13,765	14,138	13,198
Investment in unconsolidated subsidiaries	18,558	18,844	11,244
Other real estate	5,761	7,437	47,378
Mortgage servicing rights	20,249	20,690	22,726
Other intangible assets	13,372	14,041	16,047
Bank-owned life insurance	148,903	148,292	146,680
Federal Home Loan Bank stock	46,626	47,059	48,363
Other assets	163,061	183,786	33,291
Total assets	$4,744,483	$4,706,756	$4,309,618

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing demand	$878,262	$860,694	$803,796
Interest-bearing demand	739,421	720,741	648,331
Savings and money market	1,212,488	1,180,657	1,177,164
Time	1,076,093	1,093,574	992,299
Total deposits	3,906,264	3,855,666	3,621,590

Short-term borrowings	28,000	-	-
Long-term debt	108,268	108,272	108,285
Other liabilities	48,415	90,837	68,738
Total liabilities	4,090,947	4,054,775	3,798,613

Equity:
Preferred stock, no par value, authorized 1,100,000 shares; issued and outstanding
none at September 30, 2013, June 30, 2013, and September 30, 2012	-	-	-
Common stock, no par value, authorized 185,000,000 shares; issued and outstanding 42,091,180 shares at September 30, 2013, 42,088,976 shares
at June 30, 2013 and 41,859,566 shares at September 30, 2012	784,473	784,473	784,512
Surplus	73,735	72,173	69,094
Accumulated deficit	(191,014)	(197,851)	(361,837)
Accumulated other comprehensive income (loss)	(13,718)	(16,760)	9,273
Total shareholders' equity	653,476	642,035	501,042
Non-controlling interest	60	9,946	9,963
Total equity	653,536	651,981	511,005

Total liabilities and equity	$4,744,483	$4,706,756	$4,309,618

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended			Nine months ended
(In thousands, except per share data)	September 30,	June 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Interest income:
Interest and fees on loans and leases	$26,414	$26,505	$24,241	$77,362	$73,642
Interest and dividends on investment securities:
Taxable interest	8,114	7,373	6,641	22,518	21,844
Tax-exempt interest	992	1,040	704	3,059	1,347
Dividends	5	6	4	16	11
Interest on deposits in other banks	21	68	84	178	212
Dividends on Federal Home Loan Bank stock	12	-	-	12	-
Total interest income	35,558	34,992	31,674	103,145	97,056

Interest expense:
Interest on deposits:
Demand	91	87	83	259	258
Savings and money market	227	219	232	663	783
Time	671	720	869	2,150	2,904
Interest on short-term borrowings	3	-	-	3	-
Interest on long-term debt	795	793	930	2,457	2,790
Total interest expense	1,787	1,819	2,114	5,532	6,735

Net interest income	33,771	33,173	29,560	97,613	90,321
Provision (credit) for loan and lease losses	(3,189)	(227)	(4,982)	(9,977)	(16,602)
Net interest income after provision for loan and lease losses	36,960	33,400	34,542	107,590	106,923

Other operating income:
Service charges on deposit accounts	1,776	1,583	2,130	4,950	6,719
Other service charges and fees	4,931	4,643	4,538	13,904	13,115
Income from fiduciary activities	724	686	662	2,107	1,930
Equity in earnings of unconsolidated subsidiaries	513	192	171	733	386
Fees on foreign exchange	149	128	165	348	447
Investment securities gains	-	-	789	-	789
Income from bank-owned life insurance	611	317	741	1,492	2,274
Loan placement fees	81	178	114	408	547
Net gains on sales of residential loans	1,476	2,888	4,713	8,492	11,084
Net gains on sales of foreclosed assets	276	7,694	1,109	8,528	1,109
Other	1,393	(497)	1,906	1,810	5,484
Total other operating income	11,930	17,812	17,038	42,772	43,884

Other operating expense:
Salaries and employee benefits	19,167	18,242	17,256	55,944	51,511
Net occupancy	3,802	3,622	3,629	10,651	10,159
Equipment	952	878	1,030	2,788	3,008
Amortization of other intangible assets	1,637	2,109	2,698	5,994	7,490
Communication expense	907	870	872	2,727	2,542
Legal and professional services	2,155	1,945	2,772	6,410	10,635
Computer software expense	1,056	1,193	959	3,182	2,852
Advertising expense	601	728	906	2,141	2,632
Foreclosed asset expense	(12)	705	3,972	993	6,467
Write down of assets	-	-	827	-	2,586
Other	6,247	4,708	5,938	13,435	15,914
Total other operating expense	36,512	35,000	40,859	104,265	115,796

Income before income taxes	12,378	16,212	10,721	46,097	35,011
Income tax expense (benefit)	2,174	1,945	-	(115,683)	-
Net income	$10,204	$14,267	$10,721	$161,780	$35,011

Per common share data:
Basic earnings per share	$0.24	$0.34	$0.26	$3.86	$0.84
Diluted earnings per share	0.24	0.34	0.26	3.83	0.83
Cash dividends declared	0.08	-	-	0.08	-

Basic weighted average shares outstanding	42,028	41,957	41,764	41,934	41,704
Diluted weighted average shares outstanding	42,421	42,320	42,016	42,263	41,961

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)

	Three Months Ended			Three Months Ended			Nine Months Ended			Nine Months Ended
(Dollars in thousands)	September 30, 2013			September 30, 2012			September 30, 2013			September 30, 2012
	Average	Average		Average	Average		Average	Average		Average	Average
	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest

Assets:
Interest earning assets:
Interest-bearing deposits in other banks	$33,973	0.25%	$21	$133,963	0.25%	$84	$95,381	0.25%	$178	$113,968	0.25%	$212
Taxable investment securities, excluding
valuation allowance	1,588,412	2.04	8,119	1,527,572	1.74	6,645	1,528,169	1.97	22,534	1,531,785	1.90	21,855
Tax-exempt investment securities,
excluding valuation allowance	177,319	3.44	1,526	106,623	4.06	1,083	177,636	3.53	4,706	58,859	4.69	2,072
Loans and leases, including loans held for sale	2,439,459	4.31	26,414	2,132,775	4.53	24,241	2,341,500	4.41	77,362	2,116,636	4.64	73,642
Federal Home Loan Bank stock	46,989	0.10	12	48,764	-	-	47,433	0.03	12	48,786	-	-
Total interest earning assets	4,286,152	3.36	36,092	3,949,697	3.24	32,053	4,190,119	3.34	104,792	3,870,034	3.37	97,781
Nonearning assets	385,384			320,800			374,846			308,950
Total assets	$4,671,536			$4,270,497			$4,564,965			$4,178,984

Liabilities & Equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$730,534	0.05%	$91	$630,209	0.05%	$83	$702,662	0.05%	$259	$604,990	0.06%	$258
Savings and money market deposits	1,197,911	0.08	227	1,172,065	0.08	232	1,183,101	0.07	663	1,159,000	0.09	783
Time deposits under $100,000	278,583	0.43	302	320,516	0.55	446	289,420	0.47	1,015	332,221	0.62	1,531
Time deposits $100,000 and over	793,136	0.18	369	680,632	0.25	423	746,241	0.20	1,135	658,245	0.28	1,373
Short-term borrowings	3,648	0.32	3	-	-	-	1,230	0.32	3	4	0.76	-
Long-term debt	108,269	2.92	795	108,287	3.42	930	108,273	3.04	2,457	110,298	3.38	2,790
Total interest-bearing liabilities	3,112,081	0.23	1,787	2,911,709	0.29	2,114	3,030,927	0.24	5,532	2,864,758	0.31	6,735
Noninterest-bearing deposits	856,410			788,743			841,663			756,428
Other liabilities	57,083			69,068			77,548			71,902
Total liabilities	4,025,574			3,769,520			3,950,138			3,693,088
Shareholders' equity	643,874			491,011			607,525			475,924
Non-controlling interest	2,088			9,966			7,302			9,972
Total equity	645,962			500,977			614,827			485,896
Total liabilities & equity	$4,671,536			$4,270,497			$4,564,965			$4,178,984

Net interest income			$34,305			$29,939			$99,260			$91,046

Net interest margin		3.19%			3.02%			3.16%			3.14%